UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 29, 2016

PRA Group, Inc.
__________________________________________

(Exact name of registrant as specified in its charter)

Delaware	000-50058	75-3078675
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Corporate Boulevard, Norfolk, Virginia		23502
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	888-772-7326

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Item.

On February 29, 2016, PRA Group Polska sp. z o.o. (the “Purchaser”), a wholly owned subsidiary of PRA Group, Inc. (the “Company”) announced a tender offer (the “Offer”) for 100% of the shares of DTP S.A., (“DTP”) a Polish-based debt collection company with shares traded on the Warsaw Stock Exchange, for PLN 4.90 per share (approximately US$ 1.23 per share) or an aggregate of PLN 174,998,600 (approximately US$ 43,749,650) assuming PRA acquires 100% of the DTP shares. The Company plans to finance this transaction with cash held in Europe and borrowings under its European credit facility.

Closing of the tender offer is subject to satisfaction or waiver of customary conditions, including (i) approval of the transaction by Polish competition authorities, and (ii) the tender of shares being received in respect of at least 80% of the outstanding shares of DTP in response to the Offer. Any such conditions can be waived by the Purchaser in accordance with the Offer. The Purchaser has received undertakings from certain shareholders holding approximately 65% of the outstanding shares of DTP, pursuant to which such shareholders have agreed to tender their shares in response to the Offer. Subject to the satisfaction of the closing conditions, the Company currently expects that the Offer will close in the second quarter of 2016.
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1 Press release dated February 29, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRA Group, Inc.

March 1, 2016	By:	/s/ Kevin P. Stevenson

Name: Kevin P. Stevenson
Title: President/CFO

Exhibit Index

Exhibit No.	Description

99.1	Press release dated February 29, 2016.